EXHIBIT 5


                                            October 20, 1995



Exide Electronics Group, Inc.
8521 Six Forks Road
Raleigh, North Carolina  27615

Ladies and Gentlemen:

This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 641,024 shares (the "Shares") of common stock, par value $.01 per share, of Exide Electronics Group, Inc., a Delaware corporation (the "Company"). The Shares are being registered for resale by certain selling stockholders.

In connection with rendering this opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; a registration statement on Form S-3 under the Securities Act relating to the Shares, (as amended, the "Registration Statement"), and the prospectus contained therein (the "Prospectus"), and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and nonassessable and when sold in accordance with the terms of the Prospectus, will be legally issued, fully paid and nonassessable shares of the Company.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

Furthermore, we hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the use of our name in the Registration Statement under the heading "Legal Matters."

                                            Very truly yours,

                                          /s/SMITH HELMS MULLISS & MOORE, L.L.P.